Exhibit 99.1

Contact:	Jacob Inbar President and Chief Executive Officer (805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS REPORTS FIRST QUARTER FY09 RESULTS

Announces Shareholders Conference call scheduled for 1 PM PST, today, July 28, 2008

CAMARILLO, California – July 28, 2008 -- AML Communications, Inc. (AMLJ.OB) today announced results for the first quarter ended June 30, 2008.
Net sales for the first quarter were $3.3 million.  The company recorded pre-tax profit and per share earnings of $751,000 and $0.07 respectively. During the quarter, the company utilized its deferred tax assets reserve to record income tax expenses of $300,000. Net profit after tax and per share earnings of $451,000 and $0.04 respectively were achieved at the end of the quarter. The company has no tax liability at the end of the quarter due to the deferred tax benefits accounted for in the prior years.
During the same period last year the company announced net sales of $2.7 million and a net loss of $46,000 or $0.00 per share.
AML realized other income of $488,000 mainly due to a gain from the settlement of a promissory note. This is considered a one-time event and recorded on the Consolidated Statements of Operations as a part of other income.

The Defense Segment (AML/MPI)
The segment’s revenues for the quarter were $3.2 Million while generating an operating profit of $396,000. This compares with an operating profit of $188,000 for the corresponding period last year.  Booking during FY08 from new and existing programs were the principal reason for the increases in both revenues and profit. Our participation in new programs and the addition of new customers increased during the quarter.

We regard our business model for this segment as long term, and as such have strengthened our capabilities with recent acquisition of automated equipment. This, coupled with the reduction in manual operations, has enhanced our ability to increase shipments with reduced costs and improved manufacturing efficiencies.

The Energy Management Segment (Mica-Tech)
Cost containment has reduced the operating loss for the quarter to $134,000 down from $390,000 for the same period last year. We are cautiously optimistic that as a result of deceased operating costs and based on current product shipments, possible losses from operations might be further reduced. However, reaching profitability hinges on our success in securing new contracts from Demand Response customers. The Company continues aggressive marketing in this field.

In February 2008 we completed the acquisition of the remaining shares of Mica-Tech, Inc.
We continue to see in this acquisition as a means to diversify our business into a segment with growth potential. Following the acquisition we took a number of steps, namely efficiency improvements, cost reductions, and a focused approach to Demand Response marketing.

To-date, the Mica-Tech revenues were generated from sales of the UltraSatNet, the company’s satellite based control and communication system that addresses efficient utilization of the electric power grid. By deploying its proven UltraSatNet system, the company intends to utilize this robust and hacker-proof system in the management of large load reductions during electric grid instability events. These events are a result of summer peak power demand and a general increase in electric power consumption.
Initial market probing and customers contacts indicates that the application of the UltraSatNet hardware solution toward Demand Response service implementation may allow the company to benefit from the growing movement toward efficient power use, and a more “green” environment.
For more on Demand Response please visit the company’s website at:
http://www.mica-tech.com/demandresponse.html
For further details please join our Conference call scheduled for 1PM PST, today, July 28, 2008.

The Conference Call-In Number is: 1-888-590-2384, then enter code: 3881345#
The Call will be available for playback through the Company’s website
(http://www.amlj.com/ir.html) after 6 AM PST, Wednesday, July 30, 2008.
AML Communications is a designer, manufacturer and marketer of amplifiers, subsystems, and related products that address the Defense Electronic Warfare Markets.  The Company's Web site is located at http://www.amlj.com.

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as “perceives”, ``thinks,’’ ``anticipates,’’ ``believes,’’ ``estimates,’’ ``expects,’’ ``intends,’’ ``plans,’’ and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements.  These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular, defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements.  Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

AML COMMUNICATIONS, INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Month Periods Ended
	June 30,	June 30,
	2008	2007

Net sales	$3,260,000	$2,704,000
Cost of goods sold	1,782,000	1,546,000
Gross profit	1,478,000	1,158,000

Operating expenses:
Selling, general & administrative	734,000	784,000
Research and development	481,000	575,000
Total operating expenses	1,215,000	1,359,000
Income/(loss) from operations	263,000	(201,000)

Other income/(Interest & other expense), net	488,000	(36,000)
Income/(loss) before provision for income taxes and minority interest	751,000	(237,000)
Provision for income taxes	300,000	7,000
Minority interest	—	198,000
Net income/(loss)	$451,000	$(46,000)

Basic earnings (loss) per common share	$0.04	$(0.00)

Basic weighted average number of shares of common stock outstanding	10,422,000	10,257,000

Diluted earnings (loss) per common share	$0.04	$(0.00)

Diluted weighted average number of shares of common stock outstanding	11,130,000	10,257,000